Exhibit 99.1

LogicVision Receives Letter from Nasdaq Regarding Noncompliance with Minimum Bid Price Rule

SAN JOSE, Calif. – April 13, 2007 – LogicVision, Inc. (NASDAQ: LGVN), a leading provider of silicon test and yield learning solutions, today announced that on April 12, 2007 it received a letter from The Nasdaq Stock Market indicating that LogicVision is not in compliance with The Nasdaq Stock Market’s requirements for continued listing because, for the previous 30 consecutive business days, the bid price of LogicVision’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). Nasdaq stated in its letter that, in accordance with the Nasdaq Marketplace Rules, LogicVision will be provided 180 calendar days, or until October 9, 2007, to regain compliance with the Minimum Bid Price Rule. This notification has no effect on the listing of the Company's common stock at this time.

The Nasdaq letter also states that if, at any time before October 9, 2007, the bid price of LogicVision's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide the Company written notification that it has achieved compliance with the Minimum Bid Price Rule. However, the letter states that if the Company does not regain compliance with the Minimum Bid Price Rule by October 9, 2007, the Nasdaq staff will provide the Company with written notification that its common stock will be delisted from The Nasdaq Stock Market.

If LogicVision were to receive notice that its common stock will be delisted from The Nasdaq Stock Market, Nasdaq rules permit LogicVision to appeal any delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel. In addition, if the delisting determination was based solely on non-compliance with the Minimum Bid Price Rule, the Company may consider applying to transfer its common stock to The Nasdaq Capital Market if the it satisfies all criteria for initial inclusion on such market other than compliance with the Minimum Bid Price Rule. In the event of such a transfer, the Nasdaq Marketplace Rules provide that the Company would be provided an additional 180 calendar days to comply with the Minimum Bid Price Rule while on The Nasdaq Capital Market.

About LogicVision, Inc.

LogicVision, Inc. provides unique test and yield learning capabilities in the design for manufacturing space. These capabilities enable its customers, leading semiconductor companies, to more quickly and efficiently learn to improve product yields. The company’s advanced Design for Test (DFT) product line, ETCreate, works together with ETAccess and Yield Insight yield learning applications to enable increased profit by reducing device field returns, reducing test costs, and accelerating both time to market and time to yield. LogicVision solutions are used in the development of semiconductor ICs for products ranging from digital consumer goods to wireless communications devices and satellite systems. LogicVision was founded in 1992 and is headquartered in San Jose, Calif. For more information visit www.logicvision.com.

Contacts:
Bruce M. Jaffe
Vice President & CFO
(408) 453-0146
InvestorRelations@logicvision.com